As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-207615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endologix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0328265
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2 Musick

Irvine, California 92618

(949) 595-7200

(Address, including zip code and telephone number, including area code, of the registrant’s principal executive offices)

John McDermott

Chief Executive Officer

Endologix, Inc.

2 Musick

Irvine, California 92618

(949) 595-7200

(Name, address, including zip code and telephone number, including area code, of the agent for service)

Copies to:

Jeremy Hayden General Counsel Endologix, Inc. 2 Musick Irvine, California 92618 (949) 595-7200	Ryan C. Wilkins Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3ASR (File No. 333-207615), originally filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 26, 2015 (the “Registration Statement”). The Registration Statement registered an unspecified amount of senior debt securities, subordinated debt securities, preferred stock, common stock, warrants and units, from time to time, by the Company. The Registration Statement was automatically declared effective by the SEC upon filing on October 26, 2015.

As a result of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC on March 13, 2018, the Company is no longer eligible to use the Registration Statement in connection with the offer and sale of securities registered pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and remove from registration all securities registered but not sold under the Registration Statement. As a result of this termination, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 31, 2018.

ENDOLOGIX, INC.

By:	/s/ John Onopchenko
	Name:	John Onopchenko
	Title:	Chief Executive Officer

Note:	Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.